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                                                  EXHIBIT 99.2

                [CROWN NEWS RELEASE LETTERHEAD]


                                       Institutional Inquiries:
                                       JOHN E. WHEELER, JR.
                                       Executive Vice President
                                       and Chief Financial Officer
                                       (410) 659-4803

                                       Shareholder Inquiries:
                                       J. STEVEN WISE, Manager,
                                       Corporate & Government Affairs
                                       (410) 659-4859



FOR IMMEDIATE RELEASE
Baltimore, Maryland - March 10, 2000



ROSEMORE EXTENDS EXPIRATION DATE OF CROWN CENTRAL BUYOUT PROPOSAL
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     On March 7, 2000, Crown Central Petroleum Corporation (CNPa and CNPb on
the American Stock Exchange) announced that it had received a proposal from Rosemore, Inc., a Maryland corporation that owns approximately 49% of Crown's Class A common stock and 11% of Crown's Class B common stock, to acquire all of the issued and outstanding Class A and Class B common stock held by shareholders other than Rosemore for a price of $8.35 per share, subject to certain conditions. The proposal was to expire at 5 p.m. on Friday March 10, 2000.
     Rosemore has advised Crown Central that it has extended the expiration date of the proposal until 5 p.m. on Friday, March 17, 2000 or until it is rejected. Crown Central's board committee of its independent directors is continuing to consider the proposal.
     Headquartered in Baltimore, Maryland since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 331 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S., and 13 product terminals along the Colonial, Plantation and Texas Eastern Product pipelines.